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                                                                       EXHIBIT 5

                              [Proskauer Rose LLP]

                                                              June 29, 2001

Bed Bath & Beyond Inc.
650 Liberty Avenue
Union, NJ  07083

Dear Sirs:

     We are acting as counsel to Bed Bath & Beyond Inc., a New York corporation (the "Company"), in connection with the registration statement on Form S-8 (the "Registration Statement") filed by the Company under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, relating to the registration of 22,000,000 shares (the "Shares") of Common Stock, par value $.01 per share, of the Company. Twelve million Shares are to be issued by the Company pursuant to the Company's 2000 Stock Option Plan (the "2000 Plan") and ten million Shares are to be issued by the Company pursuant to the Company's 2001 Stock Option Plan (the "2001 Plan" and, together with the 2000 Plan, the "Plans").

     As such counsel, we have participated in the preparation of the Registration Statement and have reviewed the corporate minutes relating to the issuance of the Shares pursuant to the Plans and have also examined and relied upon originals or copies, certified or otherwise authenticated to our satisfaction, of all such corporate records, documents, agreements, and instruments relating to the Company, and certificates of public officials and of representatives of the Company.

     Based upon, and subject to, the foregoing, we are of the opinion that the Shares are duly authorized and, upon issuance of the Shares in accordance with the terms of the Plans, will be, assuming no change in the applicable law or pertinent facts, validly issued, fully paid, and non-assessable.

     We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

         Klaus Eppler, a member of this firm, is a member of the Board of Directors of the Company. Peter Samuels, a member of this firm, is a member of the Board of Directors of Bed Bath & Beyond Procurement Co. Inc., a subsidiary of the Company.

                                                          Very truly yours,

                                                          /s/ Proskauer Rose LLP
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